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                                                                 EXHIBIT 10.17.1

                                FIRST AMENDMENT
                                      TO
                             OFFICE BUILDING LEASE


          THIS FIRST AMENDMENT TO OFFICE BUILDING LEASE (this "Amendment") is made as of March 19, 1998, by and between M&S CALIFORNIA FUND, L.P. ("Landlord"), and INTEK INFORMATION, INC. ("Tenant").


                                   RECITALS


A. Landlord and Tenant are parties to an Office Building Lease dated as of June 17, 1997 (the "Lease"), with respect to certain premises located within the Building at 1455 Frazee Road, San Diego, California. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

B. Tenant now wishes to lease additional space in the Building on the terms of the Lease, as modified by this Amendment.


                                   AGREEMENT


          NOW, THEREFORE, in consideration of the mutual covenants contained herein, Landlord and Tenant agree as follows:

          1.   Expansion of Premises.
               ---------------------

               a. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 4,303 additional rentable square feet (including 3,808 usable square feet) of contiguous space on the second floor to be known as Suite 210 ("Suite 210") for the entire term of the Lease (which is extended as provided in Section 4 below) upon and subject to the terms, covenants and conditions set forth in the Lease, as modified by this Amendment. Landlord shall deliver Suite 210 to Tenant on the Expansion Date (defined below). The premises originally demised under the Lease are referred to in this Amendment as "Suite 200." On the Expansion Date the lease shall be deemed modified as follows:

               i. Suite 210 shall become a part of the Premises, subject to all of the terms of the Lease as amended by this Amendment;

               ii. the aggregate "Premises" shall be deemed to measure 12,611 rentable square feet of space;

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               iii. the floor plan attached as Exhibit A to this Amendment shall
                                               ---------
          be added to the floor plan attached to the Lease as Exhibit A; and

               iv.  Tenant's Percentage shall equal 5.79%.

               b. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish Suite 210, except as specifically set forth in Section 2 of this Amendment. Landlord or Landlord's agents have made no representations or promises with respect to the Building, Suite 210 or this Lease except as expressly set forth in the Lease. The taking of possession of Suite 210 by Tenant shall be conclusive evidence that Tenant accepts the same "as is" and that Suite 210 is suited for the use intended by Tenant and was in good and satisfactory condition at the time such possession was taken. Tenant represents and warrants to Landlord that (a) its sole intended use of Suite 210 is for general office use which has no special requirements, including but not limited to, special security requirements, (b) it does not intend to use Suite 210 for any other purpose, and (c) prior to executing this Lease it has made such investigations as it deems appropriate with respect to the suitability of Suite 210 for its intended use and has determined that Suite 210 is suitable for such intended use.

          2.   Tenant Improvements.
               -------------------

               a. Landlord shall provide Tenant a "turn-key" build-out package for improvements to Suite 210 in an amount not to exceed $70,986.70 ("Construction Budget") as specified in the "Construction Budget" attached hereto as Exhibit B.
          ----------

               b. Tenant and Landlord have approved the space plan for Suite 210 (the "Space Plan"), attached hereto as Exhibit C. Within fourteen (14) days
                                           ----------
after the date of this Amendment, Landlord shall deliver to Tenant for Tenant's approval working drawings consisting of a floor plan, reflected ceiling plan, interior elevations, electrical plan, door schedule and finish schedule for Suite 210 (the "Working Drawings"), which Working Drawings shall be consistent with the Space Plan. Tenant shall approve or disapprove the Working Drawings in writing within three (3) business days after receipt thereof. Tenant shall have the right to disapprove the Working Drawings only if and to the extent the Working Drawings are inconsistent with the Space Plan. If Tenant disapproves the Working Drawings, Tenant shall return the Working Drawings to Landlord with Tenant's specific requested changes noted thereon. Landlord shall promptly revise and resubmit the Working Drawings to Tenant for approval (on the same terms set forth above). Landlord shall be obligated to revise the Working Drawings only to the extent the Working Drawings are inconsistent with the Space Plan. The Working Drawings as finally approved by Tenant in writing are referred to as the "Final Plans."

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               c.   The term "Landlord's Work", as used in this Amendment, means the improvement work described in the Final Plans. Landlord may, in its sole discretion, refuse any change in the Final Plans requested by Tenant. Tenant shall pay any increased costs incurred by Landlord as a result of any changes to the Final Plans requested by Tenant ("Increased Costs"). Tenant shall pay or reimburse Landlord within five (5) business days after Landlord's request for any Increased Costs. Notwithstanding anything to the contrary set forth in this Amendment, Landlord will, at Landlord's expense, finish and fill in any holes in the floor of Suite 210 existing as of the date of this Amendment.

               d. Landlord shall substantially complete Landlord's work and deliver Suite 210 to Tenant by August 1, 1998, or as soon as is reasonably possible after such date. Landlord shall use reasonable efforts to notify Tenant of the projected date of substantial completion of Suite 210 at least fifteen
(15) days prior thereto. The "Expansion Date" shall be the later of (i) August 1, 1998 or (ii) the date (the "Substantial Completion Date") on which Landlord substantially completes Landlord's Work and delivers Suite 210 to Tenant. However, if Landlord is delayed in substantially completing Landlord's Work due to Tenant's failure to timely approve the Final Plans or due to changes in the Final Plans requested by Tenant, then the Substantial Completion Date shall be deemed to be the date the Landlord would have substantially completed Landlord's Work but for such tenant delay. If Landlord substantially completes Landlord's Work prior to August 1, 1998, and Tenant elects to take delivery of Suite 210 prior to such date, the Expansion Date shall be the date Tenant accepts delivery of Suite 210. When the Expansion Date has been ascertained, the parties shall promptly execute a memorandum (the "Verification Memorandum") confirming the Expansion Date and the expiration date of the Lease term.

               e. Tenant acknowledges and confirms that Landlord has no obligation to perform or pay for improvements to the Premises other than as provided in this Section 2.

          3.   Base Monthly Rent.
               -----------------

               a. The monthly base rental rate for Suite 210, payable from and after the Expansion Date, shall be $1.50 per rentable square foot ($6,454.50), subject to annual increases as provided herein. The monthly base rental rate for Suite 210 shall increase annually, in increments of five cents ($.05) per rentable square foot, effective on the first day of the calendar month in which occurs the anniversary of the Expansion Date (each an "Adjustment Date"). Accordingly, the base rental rate for Suite 210 shall be as follows:


              PERIOD                             RENT/RSF             MONTHLY RENT
              ------                             --------             ------------
Expansion Date - First Adjustment Date     $1.50 plus utilities         $6,454.50
First Adj. Date - Second Adj. Date         $1.55 plus utilities         $6,669.65

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
Second Adj. Date - Third Adj. Date         $1.60 plus utilities         $6,884.80
Third Adj. Date - Fourth Adj. Date         $1.65 plus utilities         $7,099.95
Fourth Adj. Date - Expiration Date         $1.70 plus utilities         $7,315.10

               b. The monthly base rental rate for Suite 200 shall remain as originally provided in the Lease until November 30, 2002. From December 1, 2002 until the expiration date of the Lease term, the monthly base rental rate for Suite 200 shall equal $1.70 per rentable square foot (plus utilities). The rent schedule for the entire Premises (aggregating Suite 210 and Suite 200 shall be confirmed in the Verification Notice.

               c. Notwithstanding subsection (a), above, no Base Rent is payable by Tenant with respect to Suite 210 during the first thirty (30) days after the Expansion Date. Such rent abatement applies only to Base Rent; Tenant is not relieved from its obligation to pay any other rents and charges during such period.

          4.   Extension of Term. The Term of the Lease is hereby extended for a
               -----------------
period of five (5) years, commencing on the Expansion Date, and terminating on the fifth anniversary thereof.

          5.   Option to Renew the Term. The Renewal Option granted to Tenant in
               ------------------------
Paragraph 6 of the Addendum to the Lease is expanded apply to both Suite 200 and Suite 210, provided that the Renewal Term specified therein shall commence at the end of the Term as extended pursuant to this Amendment, and provided that Tenant may not exercise the Renewal Option with respect to less than the entire Premises. The remaining terms and conditions of the Renewal Option are unaffected by this Amendment.

          6.   Parking. The number of parking spaces allocated to Tenant
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pursuant to Section 1.m. of the Lease is increased from thirty (30) spaces to forty-three (43) spaces. The number of reserved spaces is increased from eight
(8) to eleven (11).

          7.   Building Signage. Subject to Landlord's written approval and to
               ----------------
applicable CC&Rs, Tenant, at Tenant's expense, may remove its existing monument signage (at the corner of Frazee Road and Murray Canyon Road) and replace it with "eyebrow" signage.

          8.   Lease Termination. Addendum Paragraph 10 of the Lease is hereby
               -----------------
deleted in its entirety and replaced with the following:

               If Landlord is unable to provide Tenant with at least 2,223 additional square feet of comparable space at the Pacific Center project during the first 30 months of the initial lease term, then Tenant shall be granted the one-time right to terminate this Lease at the end of the 36th month of the initial lease term. Tenant must notify Landlord, in writing, of Tenant's intent to terminate no later than the end of the 30th month of the initial lease term. Tenant shall include with such notice payment to

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Landlord of an amount equal to (x) the sum of all unamortized tenant improvements, brokerage commissions, rental abatements, and any other Tenant concessions, less (y) ten thousand dollars ($10,000); provided that such amount
             ----
shall not be less than zero. An annual interest rate of 12% shall be utilized in calculating the unamortized costs discussed above.

          9.   Security Deposit. Upon execution of this Amendment, Tenant shall
               ----------------
pay to Landlord an additional security deposit equal to one month's rent for Suite 210 ($6,462), which shall be added to and become a part of the security deposit held by Landlord under the Lease.

          10.  Exercise Facility. The number of exercise facility passes
               -----------------
available to Tenant as specified in Paragraph 1(o) of the Lease is hereby increased to a total of 15 passes.

          11.  Continuing Effectiveness. The Lease, except as amended hereby,
               ------------------------
remains unamended, and, as amended hereby, remains in full force and effect.

          12.  Counterparts. This Amendment may be executed in counterparts,
               ------------
each of which shall constitute an original, and all of which, together, shall constitute one document.


                        [Signatures on following page]

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          IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

                              LANDLORD:

                              M&S BALANCED PROPERTY FUND, L.P.,
                              a California limited partnership

                              By:  Maier & Siebel, Inc.,
                                   a California corporation


                                   By:   /s/ Ann K. Stuart
                                         -----------------
                                         Name:  Ann K. Stuart
                                         Title:  Principal


                              TENANT:

                              INTEK INFORMATION, INC.,
                              a Delaware corporation


                              By:  /s/ Patrick F. O'Neal
                                   ---------------------
                              Name:  Patrick F. O'Neal
                              Title:  Managing Director

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